Exhibit 99.(i)

March 14, 2007

Financial Investors Variable Insurance Trust

1290 Broadway

Suite 1100

Denver, Colorado 80203

Re:          Financial Investors Variable Insurance Trust, a Delaware statutory trust (“Trust”)
1933 Act Pre-Effective Amendment No. 1 (“Pre-Effective Amendment”)
Form N-1A (1933 Act File No. 333-139186; 1940 Act File. No. 811-21987)
Filed with the Securities and Exchange Commission on March 14, 2007

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the funds listed on Exhibit A attached hereto (the “Funds”), each a series of the Trust, described in the above-referenced filing.

In such connection, we have examined the Pre-Effective Amendment, the Certificate of Trust, the Declaration of Trust, the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Pre-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable Shares of the Trust.

Financial Investors Variable Insurance Trust

March 14, 2007

We hereby consent to all references to this firm in the Pre-Effective Amendment and to the filing of this opinion as an exhibit to the Pre-Effective Amendment. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Pre-Effective Amendment, we have not certified any part of the Pre-Effective Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ DAVIS GRAHAM & STUBBS LLP
Davis Graham & Stubbs LLP

Exhibit A

List of Funds

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

A-1